Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-147347) pertaining to the Abraxis BioScience, Inc. 2007 Stock Incentive Plan, the American BioScience, Inc. Restricted Stock Unit Plan I and the American BioScience, Inc. Restricted Stock Unit Plan II of our report dated March 31, 2008, with respect to the consolidated and combined financial statements of Abraxis BioScience, Inc. (formerly known as New Abraxis, Inc.) included in this Annual Report (Form 10-K) for the year ended December 31, 2007.

/s/ Ernst & Young LLP

Chicago, Illinois

March 31, 2008